          News Release (NYSE:RPT)

RPT Realty Reports Second Quarter 2023 Results; Maintains Guidance

Financial Highlights

•Net (loss) income attributable to common shareholders for the second quarter 2023 of $(1.6) million, or $(0.02) per diluted share, compared to $5.1 million, or $0.06 per diluted share for the same period in 2022.

•Second quarter 2023 operating funds from operations per diluted share of $0.25.

Operational Highlights

•Signed 527,440 square feet in the second quarter 2023, representing the fourth consecutive quarter of leasing volume over 500,000 square feet.

•Signed not commenced rent and recovery income balance of $9.3 million as of June 30, 2023.

•Generated blended comparable re-leasing spreads of 21.1% and 10.8% during the second quarter 2023 and on a trailing twelve month basis, respectively, representing the highest levels in the Company's history.

•Signed three leases with leading national retailers, backfilling three Bed Bath & Beyond locations at a total blended re-leasing spread of 63%. Since the end of 2022, the Company has backfilled four of eight Bed Bath & Beyond stores, illustrating the robust demand from retailers for these spaces.

•Signed a lease with Dayou International Market at Olentangy Plaza in the Columbus market to backfill a former Tuesday Morning location at a 61% re-leasing spread. Subsequent to the end of the second quarter 2023, the Company’s remaining lease with Tuesday Morning, at Merchants’ Square in the Indianapolis market, was assigned to Dollar Tree.

•Celebrated the grand re-opening of a new and expanded Publix grocery-store at The Crossroads in the Miami market in July.

NEW YORK, August 2, 2023 - RPT Realty (NYSE:RPT) (the "Company" or "RPT") today announced its financial and operating results for the quarter ended June 30, 2023.

"We are pleased with our second quarter results as we continue to drive robust leasing volumes and historic double-digit rent growth, exemplified by rent spreads of 56.0% and 10.7% on new and renewal leases, respectively," said Brian Harper, President and CEO. "Leasing volume eclipsed 500,000 square feet for the fourth consecutive quarter, highlighted by the signing of several leases with high-credit, national tenants to backfill our Bed Bath & Beyond stores. Given our proactive approach that began over a year ago, we are ahead of our internal expectations on re-leasing our Bed Bath & Beyond locations, which we believe will be a significant driver of near-term growth. As we look forward to the second half of the year, we expect leasing volumes to remain elevated as we march towards our two million square feet leasing goal, positioning us for near and long-term top and bottom-line growth.”

FINANCIAL RESULTS

Net (loss) income attributable to common shareholders for the second quarter 2023 of $(1.6) million, or $(0.02) per diluted share, compared to $5.1 million, or $0.06 per diluted share for the same period in 2022.

Funds from operations ("FFO") for the second quarter 2023 of $24.1 million, or $0.25 per diluted share, compared to $22.0 million, or $0.23 per diluted share for the same period in 2022.
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Operating FFO for the second quarter 2023 of $23.5 million, or $0.25 per diluted share, compared to $25.3 million or $0.27 per diluted share for the same period in 2022. Operating FFO for the second quarter 2023 excludes certain net income that totaled $0.6 million, primarily attributable to a gain on sale of land. The change in operating FFO per share was primarily attributable to lower NOI at properties under redevelopment and higher rental income not probable of collection.

Same property NOI during the second quarter 2023 increased 0.3% compared to the same period in 2022. The increase was primarily driven by higher base rent growth of 3.4%, after adjusting for abatements associated with offsetting reversals of rent not probable of collection, partially offset by higher rent not probable of collection after adjusting for reversals associated with offsetting abatements of base rent and lower net recovery income. Please see slide 20 of our Second Quarter 2023 Earnings Presentation for additional details.

OPERATING RESULTS

The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint venture properties for the aggregate portfolio.

During the second quarter 2023, the Company signed 88 leases totaling 527,440 square feet. Blended re-leasing spreads on comparable leases were 21.1% with ABR of $19.34 per square foot. Re-leasing spreads on 12 comparable new and 58 renewal leases were 56.0% and 10.7%, respectively.

As of June 30, 2023, the Company had $9.3 million of signed not commenced rent and recovery income.

The table below summarizes the Company's leased rate and occupancy results at June 30, 2023, March 31, 2023 and June 30, 2022 for the same property portfolio.

Same Property Portfolio	June 30, 2023	March 31, 2023	June 30, 2022
Total
Leased rate	94.9%	95.3%	94.5%
Occupancy	91.6%	91.2%	91.5%
Anchor (GLA of 10,000 square feet or more)
Leased rate	97.6%	98.0%	97.5%
Occupancy	93.9%	93.6%	94.4%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	88.3%	88.7%	87.3%
Occupancy	86.0%	85.3%	84.6%

BALANCE SHEET

The Company ended the second quarter 2023 with $6.1 million in consolidated cash, cash equivalents and restricted cash and $471.0 million of unused capacity on its $500.0 million unsecured revolving credit facility. At June 30, 2023, the Company had approximately $854.1 million of consolidated notional debt and finance lease obligations. Including the Company's pro-rata share of joint venture cash and notional debt of $3.3 million and $53.8 million, respectively, resulted in a second quarter 2023 net debt to annualized adjusted EBITDA ratio of 6.8x. Proforma for the $9.3 million signed not commenced rent and recovery income balance, the net debt to annualized adjusted EBITDA ratio would be 6.3x. Total debt including RPT's pro-rata share of joint venture debt had a weighted average interest rate of 3.75% and a weighted average maturity of 4.7 years.

DIVIDEND

As previously announced, on July 27, 2023, the Board of Trustees declared a third quarter 2023 regular cash dividend of $0.14 per common share. The Board of Trustees also approved a third quarter 2023 Series D convertible preferred share dividend of $0.90625 per share. The current conversion ratio of the Series D convertible preferred shares can be found on the Company's website at investors.rptrealty.com/shareholder-information/dividends. The dividends, for the period July 1, 2023 through September 30, 2023 are payable on October 2, 2023 for shareholders of record on September 20, 2023.

2023 GUIDANCE

The Company is maintaining its 2023 operating FFO per diluted share guidance at $0.97 to $1.01. Selected expectations are outlined below.

Guidance and Selected Expectations	Prior 2023 Guidance	Current 2023 Guidance	YTD Actual as of June 30, 2023
Operating FFO per diluted share	$0.97 to $1.01	$0.97 to $1.01	$0.50
Same property NOI growth(1)	1.50% to 3.25%	1.75% to 3.00%	2.0%
(1) Same property NOI growth includes unfavorable impacts from assumed elevated bad debt expense and occupancy loss due to tenant bankruptcies.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2023 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The Company’s 2023 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, tenant bankruptcies, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:

The Company will host a live broadcast of its second quarter 2023 conference call to discuss its financial and operating results.

Date:	Thursday, August 3, 2023
Time:	9:00 a.m. ET
Dial in #:	(877) 704-4453
International Dial in #	(201) 389-0920
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through Thursday, August 10, 2023. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13738835.  A webcast replay will also be archived on the Company’s website for twelve months.

SUPPLEMENTAL & EARNINGS PRESENTATION MATERIALS

The Company’s quarterly financial and operating supplement and earnings presentation are available on its corporate investor relations website at investors.rptrealty.com. If you wish to receive copies via email, please send requests to invest@rptrealty.com.

RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of June 30, 2023, the Company's property portfolio (the "aggregate portfolio") consisted of 43 wholly-owned shopping centers, 13 shopping centers owned through its grocery-anchored joint venture, and 49 retail properties owned through its net lease joint venture, which together represent 14.9 million square feet of gross leasable area (“GLA”). As of June 30, 2023, the Company’s pro-rata share of the aggregate portfolio was 93.2% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Managing Director - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to predict or control. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally (including supply chain disruptions and construction delays) and in the commercial real estate and finance markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries, continued high inflation rates or further increase in inflation or interest rates, such as the inability to obtain equity, debt or other sources of funding or refinancing on favorable terms to the Company and the costs and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in the interest rate and/or other changes in the interest rate environment; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, on the U.S., regional and global economies and on the Company’s business, financial condition and results of operations and that of its tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company’s tenants; the execution of deferral or rent concession agreements by tenants; our business prospects and outlook; acquisition, disposition, development and joint venture risks; our insurance costs and coverages; increases in cost of operations; risks related to cybersecurity and loss of confidential information and other business interruptions; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including in particular those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

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RPT REALTY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)
	June 30, 2023	December 31, 2022

ASSETS
Income producing properties, at cost:
Land	$301,404	$302,062
Buildings and improvements	1,378,035	1,373,893
Less accumulated depreciation and amortization	(400,635)	(386,036)
Income producing properties, net	1,278,804	1,289,919
Construction in progress and land available for development	33,709	37,772
Real estate held for sale	4,800	3,115
Net real estate	1,317,313	1,330,806
Equity investments in unconsolidated joint ventures	416,411	423,089
Cash and cash equivalents	5,650	5,414
Restricted cash and escrows	470	461
Accounts receivable, net	18,060	19,914
Acquired lease intangibles, net	35,818	40,043
Operating lease right-of-use assets	16,930	17,269
Other assets, net	110,166	109,443
TOTAL ASSETS	$1,920,818	$1,946,439

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$848,689	$854,596
Finance lease obligation	763	763
Accounts payable and accrued expenses	45,678	41,985
Distributions payable	15,568	14,336
Acquired lease intangibles, net	31,771	33,157
Operating lease liabilities	16,796	17,016
Other liabilities	6,215	5,933
TOTAL LIABILITIES	965,480	967,786

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares of beneficial interest, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 240,000 shares authorized, 85,643 and 85,525 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	856	855
Additional paid-in capital	1,258,674	1,255,087
Accumulated distributions in excess of net income	(435,882)	(409,290)
Accumulated other comprehensive gain	21,546	21,434
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	937,621	960,513
Noncontrolling interest	17,717	18,140
TOTAL SHAREHOLDERS' EQUITY	955,338	978,653
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,920,818	$1,946,439

RPT REALTY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
REVENUE
Rental income	$48,186	$53,547	$98,311	$107,545
Other property income	982	865	1,801	2,215
Management and other fee income	1,883	876	3,186	1,617
TOTAL REVENUE	51,051	55,288	103,298	111,377

EXPENSES
Real estate tax expense	6,993	7,232	14,143	15,403
Recoverable operating expense	7,504	7,080	15,062	14,288
Non-recoverable operating expense	2,577	2,344	5,411	4,974
Depreciation and amortization	17,069	19,171	34,286	39,382
Transaction costs	10	4,362	10	4,476
General and administrative expense	8,980	8,674	18,295	17,022
TOTAL EXPENSES	43,133	48,863	87,207	95,545

Gain on sale of real estate	603	11,543	900	15,090

OPERATING INCOME	8,521	17,968	16,991	30,922

OTHER INCOME AND EXPENSES
Other income, net	451	181	657	365
(Loss) earnings from unconsolidated joint ventures	(55)	(2,413)	1,440	(1,312)
Interest expense	(8,836)	(8,770)	(17,539)	(17,082)
INCOME BEFORE TAX	81	6,966	1,549	12,893
Income tax provision	(49)	(36)	(230)	(71)
NET INCOME	32	6,930	1,319	12,822
Net income attributable to noncontrolling partner interest	(1)	(135)	(24)	(251)
NET INCOME ATTRIBUTABLE TO RPT	31	6,795	1,295	12,571
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(1,644)	$5,120	$(2,055)	$9,221

(LOSS) EARNINGS PER COMMON SHARE
Basic	$(0.02)	$0.06	$(0.03)	$0.11
Diluted	$(0.02)	$0.06	$(0.03)	$0.10

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	85,642	84,163	85,608	84,069
Diluted	85,642	85,257	85,608	85,203

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$32	$6,930	$1,319	$12,822
Net income attributable to noncontrolling partner interest	(1)	(135)	(24)	(251)
Preferred share dividends	(1,675)	(1,675)	(3,350)	(3,350)
Net (loss) income available to common shareholders	(1,644)	5,120	(2,055)	9,221
Adjustments:
Rental property depreciation and amortization expense	16,923	19,018	33,988	39,074
Pro-rata share of real estate depreciation from unconsolidated joint ventures (1)	7,158	7,406	12,193	10,820
Gain on sale of income producing real estate	—	(11,382)	(297)	(14,836)
FFO available to common shareholders	22,437	20,162	43,829	44,279
Noncontrolling interest in Operating Partnership (2)	1	135	24	251
Preferred share dividends (assuming conversion) (3)	1,675	1,675	3,350	3,350
FFO available to common shareholders and dilutive securities	$24,113	$21,972	$47,203	$47,880

Gain on sale of land	(603)	(161)	(603)	(254)
Transaction costs	10	4,362	10	4,476
Severance expense (4)	—	—	1,130	—
Above and below market lease intangible write-offs	—	24	—	(1,600)
Lease incentive write-offs	57	—	57	—
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures (1)	(80)	(894)	(21)	(984)
Insurance proceeds, net (5)	—	—	—	(136)
Operating FFO available to common shareholders and dilutive securities	$23,497	$25,303	$47,776	$49,382

Weighted average common shares	85,642	84,163	85,608	84,069
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (2)	1,604	1,683	1,604	1,711
Dilutive effect of restricted stock	1,418	1,094	1,432	1,134
Shares issuable upon conversion of preferred shares (3)	7,017	7,017	7,017	7,017
Weighted average equivalent shares outstanding, diluted	95,681	93,957	95,661	93,931

FFO available to common shareholders and dilutive securities per share, diluted	$0.25	$0.23	$0.49	$0.51

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.25	$0.27	$0.50	$0.53

Dividend per common share	$0.14	$0.13	$0.28	$0.26
Payout ratio - Operating FFO	56.0%	48.1%	56.0%	49.1%

(1)Amounts noted are included in (Loss) earnings from unconsolidated joint ventures.
(2)The total noncontrolling interest reflects OP Units convertible on a one-of-one basis into common shares.
(3)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D Preferred Shares on FFO and earning per share in future periods.
(4)For the six months ended June 30, 2023, severance expense is comprised of one-time employee termination benefits resulting from the reduction in force during February 2023. Amounts noted are included in General and administrative expense.
(5)Amounts noted are included in Other income, net.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net (loss) income available to common shareholders	$(1,644)	$5,120	$(2,055)	$9,221
Preferred share dividends	1,675	1,675	3,350	3,350
Net income attributable to noncontrolling partner interest	1	135	24	251
Income tax provision	49	36	230	71
Interest expense	8,836	8,770	17,539	17,082
Loss (earnings) from unconsolidated joint ventures	55	2,413	(1,440)	1,312
Gain on sale of real estate	(603)	(11,543)	(900)	(15,090)
Other income, net	(451)	(181)	(657)	(365)
Management and other fee income	(1,883)	(876)	(3,186)	(1,617)
Depreciation and amortization	17,069	19,171	34,286	39,382
Transaction costs	10	4,362	10	4,476
General and administrative expenses	8,980	8,674	18,295	17,022
Pro-rata share of NOI from R2G Venture LLC (1)	7,108	4,484	14,017	9,043
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	302	258	609	481
Lease termination fees	(14)	—	(61)	(154)
Amortization of lease inducements	221	215	437	428
Amortization of acquired above and below market lease intangibles, net	(436)	(596)	(864)	(2,859)
Straight-line ground rent expense	76	76	153	153
Straight-line rental income	20	(526)	(112)	(789)
NOI at Pro-Rata	39,371	41,667	79,675	81,398
NOI from Other Investments	(2,812)	(5,243)	(5,891)	(9,172)
Pro-rata share of NOI from RGMZ Venture REIT LLC (2)	(302)	(258)	(609)	(481)
Same Property NOI	$36,257	$36,166	$73,175	$71,745

(1)Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC for all periods presented.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,
	2023		2022
Reconciliation of net income to annualized proforma adjusted EBITDA
Net income	$32		$6,930
Interest expense	8,836		8,770
Income tax provision	49		36
Depreciation and amortization	17,069		19,171
Gain on sale of income producing real estate	—		(11,382)
Pro-rata share of interest expense from unconsolidated entities	559		436
Pro-rata share of depreciation and amortization from unconsolidated entities	7,158		7,406
EBITDAre	33,703		31,367

Above and below market lease intangible write-offs	—		24
Lease incentive write-offs	57		—
Transaction costs	10		4,362
Gain on sale of land	(603)		(161)
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(80)		(894)
Adjusted EBITDA	33,087		34,698
Annualized adjusted EBITDA	$132,348		$138,792

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$848,689		$960,877
Unamortized premium	(58)		(114)
Deferred financing costs, net	4,750		3,768
Consolidated notional debt	853,381		964,531
Pro-rata share of notional debt from unconsolidated entities	53,830		52,498
Finance lease obligation	763		821
Cash, cash equivalents and restricted cash	(6,120)		(24,620)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,250)		(3,424)
Net debt	$898,604		$989,806

Reconciliation of interest expense to total fixed charges
Interest expense	$8,836		$8,770
Pro-rata share of interest expense from unconsolidated entities	559		436
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	206		335
Pro-rata share of mortgage principal payments from unconsolidated entities	7		—
Total fixed charges	$11,283		$11,216

Net debt to annualized adjusted EBITDA	6.8	x	7.1	x
Interest coverage ratio (adjusted EBITDA / interest expense)	3.5	x	3.8	x
Fixed charge coverage ratio (adjusted EBITDA / fixed charges)	2.9	x	3.1	x

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of operating real estate assets and impairment provisions on operating real estate assets or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of operating real estate assets held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes transactions costs and periodic items such as gains (or losses) from sales of non-operating real estate assets and impairment provisions on non-operating real estate assets, bargain purchase gains, severance expense, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured proceeds, net, accelerated write-offs of above and below market lease intangibles, accelerated write-offs of lease incentives and payment of loan amendment fees that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC and RGMZ Venture REIT LLC unconsolidated joint ventures.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable multi-tenant operating properties for the reporting period. Same Property NOI for the three and six months ended June 30, 2023 and 2022 represents NOI from the Company's same property portfolio consisting of 39 consolidated operating properties and our 51.5% pro-rata share of 11 properties owned by our R2G Venture LLC unconsolidated joint venture. Given the relative immateriality of our pro-rata share of RGMZ Venture REIT LLC in all periods presented, we have excluded it from Same Property NOI. All properties included in Same Property NOI were either acquired or placed in service and stabilized prior to January 1, 2022. We present Same Property NOI primarily to show the percentage change in our NOI from period to period across a consistent pool of properties. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and six months ended June 30, 2023 and 2022 represents pro-rata NOI primarily from (i) properties disposed of and acquired during 2022, (ii) Hunter's Square, Marketplace of Delray and The Crossroads (R2G) where the Company has begun activities in anticipation of future redevelopment, (iii) properties held for sale as of June 30, 2023, (iv) certain property related employee compensation, benefits, and travel expense and (v) noncomparable operating income and expense adjustments.

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RPT Realty
Non-GAAP Financial Definitions (continued)

Net Debt
Net Debt represents (i) our total debt principal, which excludes unamortized premium and deferred financing costs, net, plus (ii) our finance lease obligation, plus (iii) our pro-rata share of total debt principal, which excludes unamortized discount and deferred financing costs, net, of each of our unconsolidated entities, less (iv) our cash, cash equivalents and restricted cash, less (v) our pro-rata share of cash, cash equivalents and restricted cash of each of our unconsolidated entities. We present net debt to show the ratio of our net debt to our proforma Adjusted EBITDA.

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 33 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when reviewing financial information that we present on a pro-rata basis or include pro-rata adjustments.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Leased Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.